EXHIBIT 99.1

Bay Bancorp, Inc. Announces Record Second Quarter 2017 Results

COLUMBIA, Md., July 24, 2017 (GLOBE NEWSWIRE) -- Bay Bancorp, Inc. (“Bay”) (NASDAQ:BYBK), the savings and loan holding company for Bay Bank, FSB (“Bank”), announced today net income increased to $1.23 million or $0.12 per basic and $0.11 per diluted common share for the second quarter of 2017 over the $0.96 million or $0.09 per basic and diluted common share recorded for the first quarter of 2017.  Net income for the second quarter of 2016 was $0.45 million or $0.04 per basic and diluted common share.  Bay reported net income of $2.18 million or $0.21 per basic and $0.20 per diluted common share for the first half of 2017, compared to $0.64 million or $0.06 per basic and diluted common share for the first half of 2016.  Net loans increased by $14.4 million or 2.9% when compared to March 31, 2017.  The Bank now has total assets exceeding $646 million and 11 branches in the Baltimore-Washington region, and is the fifth largest community bank headquartered in the Baltimore region based upon deposit market share.

Commenting on the announcement, Joseph J. Thomas, President and CEO, said, “I am gratified to see our team sustain and build upon the company’s higher level of growth and profitability in the second quarter of 2017.  We grew loans and deposits at a 12% and 10% on an annualized basis, respectively, in the three-month period ending June 30, 2017.  Along with the organic growth, our low cost core deposit funding and improved operational efficiencies drove the company’s net income before taxes to $1.97 million, a 28% increase over the $1.54 million recorded for the quarter ended March 31, 2017.  We are also able to improve asset quality through resolutions of acquired loans and our nonperforming assets decreased 36% on an annualized basis to $14.6 million at June 30, 2017 from $16.1 million at March 31, 2017.  With higher levels of profitability, excess capital and strong asset quality, we are well positioned to execute our ongoing growth plan as the bank built by entrepreneurs for entrepreneurs.”

Highlights from the First Six Months of 2017

The Bank continued organic net growth in the second quarter of 2017.  Net loan growth was favorable and targeted core deposit growth was strong.  Planned declines in certificate of deposit balances following the successful closing of Bay’s merger with Hopkins Bancorp, Inc. and the related merger of Hopkins Federal Savings Bank into the Bank (collectively, the “Hopkins Merger”) led to an attractive 0.39% cost of funds for the second quarter of 2017.  Bay has strong liquidity and capital positions along with capacity for future growth, with total regulatory capital to risk weighted assets of approximately 12.82% at June 30, 2017.  The Bank has a record of success in acquisitions and acquired problem asset resolutions and had $7.3 million in remaining net purchase discounts on acquired loan portfolios at June 30, 2017.

Specific highlights are listed below:

  Return on average assets for the three-month period ended June 30, 2017 was 0.78% as compared to 0.63% and 0.38% for the three-month periods ended March 31, 2017 and June 30, 2016, respectively, and return on average equity for the three-month period ended June 30, 2017 was 7.4%, as compared to 5.9% and 2.7% for the three-month periods ended March 31, 2017 and June 30, 2016, respectively.

  With consistent organic growth, total assets were $646 million at June 30, 2017 compared to $633 million at March 31, 2017 and $496 million at June 30, 2016.

  Total loans were $510 million at June 30, 2017, an increase of 2.9% from $495 million at March 31, 2017, an increase of 4.7% from $487 million at December 31, 2016 and an increase of 22.2% from $417 million at June 30, 2016.

  Total deposits were $536 million at June 30, 2017, an increase of 1.9% from $526 million at March 31, 2017, an increase of 1.8% from $526 million at December 31, 2016 and an increase of 47.6% from $363 million at June 30, 2016.  Non-interest bearing deposits were $120 million at June 30, 2017, an increase of 25% from $96 million at June 30, 2016.

  Net interest income for the three-month period ended June 30, 2017 totaled $6.3 million, compared to $5.8 million for the first quarter of 2017 and $4.9 million for the same period of 2016.  Interest income associated with discount accretion on purchased loans, deferred costs and deferred fees will vary due to the timing and nature of loan principal payments.  Earning asset leverage was the primary driver in year-over-year results, as average earning loans and investments increased to $563 million for the three-month period ended June 30, 2017, compared to $432 million for the same period of 2016.

  Net interest margin for the three- and six-month period ended June 30, 2017 was 4.27% and 4.16%, slightly less than the 4.34% and 4.28%, respectively, for the same periods of 2016.  The margin for the six-month period ended June 30, 2017 reflects the variable pace of discount accretion recognition within interest income and the impact of fair value amortization on the interest expense of acquired deposits, and the higher level of investments, including interest bearing federal funds acquired in the Hopkins Merger.

  Nonperforming assets decreased to $14.6 million at June 30, 2017 from $16.1 million at March 31, 2017 and was $15.8 million at December 31, 2016, and $9.1 million at June 30, 2016.  The first quarter of 2017 decreases resulted primarily from continued resolution of acquired nonperforming loans.

  The provision for loan losses for the three- and six-month period ended June 30, 2017 was $0.52 million and $0.96 million, respectively, compared to $0.36 million and $0.66 million, respectively, for the same periods of 2016.  The increases for the 2017 periods were primarily the result of increases in loan originations.  As a result, the allowance for loan losses was $3.61 million at June 30, 2017, representing 0.71% of total loans, compared to $3.16 million, or 0.64% of total loans, at March 31, 2017 and $2.29 million, or 0.55% of total loans, at June 30, 2016.  Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future periods due to the gradual accretion of the discount on the acquired loan portfolios and an increase in new loan originations.

Balance Sheet Review

Total assets were $646 million at June 30, 2017, increases of $13 million, or 2%, $26 million, or 4%, and $150 million, or 30%, when compared to March 31, 2017, December 31, 2016 and June 30, 2016, respectively.  Investment securities increased by $39 million, or 144%, when compared to June 30, 2016, while loans held for sale decreased by $2 million, or 46%, over the same period.

Total deposits were $536 million at June 30, 2017, an increase of $10 million or 2% compared to the $526 million at March 31, 2017,  an increase of $10 million or 2% compared to the $526 million at December 31, 2016 and an increase of $173 million or 48% compared to the $363 million at June 30, 2016. Activity included normal cyclical deposit fluctuations and an $8 million increase in non-interest bearing deposits.  Short-term borrowings from the Federal Home Loan Bank increased to $35 million compared to $34 million at March 31, 2017.

Stockholders’ equity increased to $69.3 million at June 30, 2017, from $67.3 million at March 31, 2017, $65.9 million at December 31, 2016, and $67.5 million at June 30, 2016.  These increases related primarily to corporate earnings, with the increase over the second quarter of 2016 being offset by the $2.4 million decline related to the purchase of 568,436 shares of Bay’s common stock.  The combined activity improved the book value of Bay’s common stock to $6.52 per share at June 30, 2017, compared to $6.38 per share at March 31, 2017, $6.29 per share at December 31, 2016 and $6.18 per share at June 30, 2016.

In the third quarter of 2016, the Board of Directors authorized an additional stock purchase program, authorizing Bay to purchase an additional 250,000 shares of its common stock over a 12-month period in open market and/or through privately negotiated transactions, at Bay’s discretion. During the third quarter of 2016, Bay purchased 150,000 shares at an average price of $5.10 per share along with a purchase of 418,436 shares through a privately negotiated transaction at an average price of $5.18 per share.  Bay Bancorp has not elected to repurchase additional shares since that time. As of June 30, 2017, Bay has 250,000 shares remaining under the third quarter 2016 purchase authorization.  The Board may modify, suspend or discontinue the program at any time.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and real estate acquired through foreclosure, decreased to $14.6 million at June 30, 2017 from $16.1 million at March 31, 2017, from $15.8 million at December 31, 2016 and from $9.1 million at June 30, 2016.  The changes were driven by loans acquired in the Hopkins Merger offset by decreases in purchased credit impaired loans.  Nonperforming assets represented 2.26% of total assets at June 30, 2017, compared to 2.54% at March 31, 2017, 2.55% at December 31, 2016 and 1.84% at June 30, 2016.

At June 30, 2017, the Bank remained above all “well-capitalized” regulatory requirement levels.  The Bank’s tier 1 risk-based capital ratio was approximately 12.15% at June 30, 2017 as compared to 12.29% at March 31, 2017, 12.32% at December 31, 2016 and 15.56% at June 30, 2016.  Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

For the three-month periods ended June 30, 2017 and 2016

Net income for the three-month period ended June 30, 2017 was $1.23 million, compared to net income of $.96 million and $0.45 million for the three-month periods ended March 31, 2017 and June 30, 2016, respectively.

Net interest income for the three-month period ended June 30, 2017 totaled $6.3 million compared to $5.8 million for the previous quarter and $4.9 million for the same period of 2016.  Interest income resulted from interest-earning asset growth from expansion of the Bay originated loan portfolio, selective investment purchases and the Hopkins Merger.  As of June 30, 2017, the remaining net loan discounts on the Bank’s loan portfolio totaled $7.3 million.

Noninterest income for the three-month period ended June 30, 2017 was $1.4 million, up slightly when compared to the $1.3 million for the three-month period ended June 30, 2016 which included $0.21 million of security sale gains.  Changes for the second quarter of 2017 were primary related to a $0.25 million increase in electronic banking fees.

Noninterest expense reduction continues to be a key focus for 2017 net income improvement.  Despite 32% growth in average assets, for the three-month period ended June 30, 2017, noninterest expense was $5.2 million, compared to $5.1 million for the same period of 2016.  The primary contributors to the change when compared to the second quarter of 2016 was a $0.2 million decrease in occupancy and foreclosed property costs, offset by a $0.3 million increase in salaries, employee benefit, professional and data processing expenses.

For the six-month periods ended June 30, 2017 and 2016

Net income for the six-month period ended June 30, 2017 was $2.18 million, compared to net income of $0.64 million for the six-month period ended June 30, 2016.

Net interest income for the six-month period ended June 30, 2017 totaled $12.18 million compared to $9.62 million for the same period of 2016.  Interest income resulted from interest-earning asset growth from expansion of the Bay originated loan portfolio, selective investment purchases and the Hopkins Merger.

Noninterest income for the six-month period ended June 30, 2017 was $2.68 million, up slightly when compared to the $2.52 million for the six-month period ended June 30, 2016 which included $0.49 million of security sale gains.  Changes for the second quarter of 2017 were primary related to a $0.36 million increase in electronic banking fees and a $0.33 million increase in other noninterest income related to increase bank owned life insurance earnings.

Noninterest expense was $10.39 million, compared to $10.44 million for the same period of 2016. The primary contributors to the change when compared to the second quarter of 2016 was a $0.39 million decrease in occupancy and foreclosed property costs, offset by a $0.33 million increase in salaries, employee benefit, data processing, core deposit intangible amortization and loan collection expenses.

Bay Bancorp, Inc. Information

Bay is a financial holding company and a savings and loan holding company headquartered in Columbia, Maryland.  Through the Bank, Bay serves the community with a network of 11 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore Washington corridor.  The Bank serves small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking.  The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit.  Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on Bay. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Bay.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay with the Securities and Exchange Commission entitled “Risk Factors”.

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,		June 30,
	2017	2017	December 31,	2016
	(unaudited)	(unaudited)	2016	(unaudited)

ASSETS
Cash and due from banks	$8,137,129	$5,981,700	$7,591,685	$6,382,734
Interest bearing deposits with banks and federal funds sold	33,529,073	36,822,635	32,435,771	20,734,154
Total Cash and Cash Equivalents	41,666,202	42,804,335	40,027,456	27,116,888

Investment securities available for sale, at fair value	62,462,092	64,455,089	60,232,727	22,427,009
Investment securities held to maturity, at amortized cost	1,116,070	1,137,200	1,158,238	1,199,284
Restricted equity securities, at cost	2,364,795	2,322,295	1,823,195	3,285,595
Loans held for sale	2,893,943	848,975	1,613,497	5,382,494

Loans, net of deferred fees and costs	509,595,599	495,236,254	487,103,713	417,169,593
Less: Allowance for loan losses	(3,608,484)	(3,159,769)	(2,823,153)	(2,292,950)
Loans, net	505,987,115	492,076,485	484,280,560	414,876,643

Real estate acquired through foreclosure	1,147,546	564,678	1,224,939	1,467,104
Premises and equipment, net	3,717,494	3,835,945	3,882,343	4,710,947
Bank owned life insurance	15,963,231	15,844,759	15,729,302	5,670,940
Core deposit intangible	2,596,967	2,794,844	3,030,309	2,276,052
Deferred tax assets, net	2,715,618	2,890,703	2,984,718	2,789,456
Accrued interest receivable	1,870,876	1,921,253	1,884,945	1,334,104
Accrued taxes receivable	259,386	660,993	1,153,102	1,845,339
Prepaid expenses	842,871	972,721	1,001,723	960,729
Other assets	335,360	220,863	276,540	261,923
Total Assets	$645,939,566	$633,351,138	$620,303,594	$495,604,507

LIABILITIES
Noninterest-bearing deposits	$120,284,335	$112,411,694	$111,378,694	$95,955,343
Interest-bearing deposits	415,637,347	413,390,788	415,079,700	267,219,013
Total Deposits	535,921,682	525,802,482	526,458,394	363,174,356

Short-term borrowings	35,000,000	34,000,000	20,000,000	60,575,000
Defined benefit pension liability	670,712	964,334	994,156	1,328,285
Accrued expenses and other liabilities	5,282,541	5,302,656	6,923,818	3,029,265
Total Liabilities	576,874,935	566,069,472	554,376,368	428,106,906

STOCKHOLDERS’ EQUITY
Common stock - par value $1.00, authorized 20,000,000 shares, issued and outstanding 10,626,404, 10,543,862, 10,456,098 and 10,918,228 shares as of June 30, 2017, March 31, 2017, December 30, 2016 and June 30, 2016, respectively.	10,626,404	10,543,862	10,456,098	10,918,228
Additional paid-in capital	41,573,486	41,187,024	40,814,285	42,804,154
Retained earnings	16,609,137	15,383,778	14,426,969	13,302,573
Accumulated other comprehensive income	455,604	167,002	30,383	472,646
Total controlling interest	69,264,631	67,281,666	65,727,735	67,497,601
Non-controlling interest	-	-	199,491	-
Total Stockholders' Equity	69,264,631	67,281,666	65,927,226	67,497,601
Total Liabilities and Stockholders' Equity	$646,139,566	$633,351,138	$620,303,594	$495,604,507

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Interest income:
Interest and fees on loans	$6,429,464	$4,994,892	$12,349,608	$9,839,212
Interest on loans held for sale	13,026	38,786	19,908	78,452
Interest and dividends on securities	388,434	205,639	739,319	417,023
Interest on deposits with banks and federal funds sold	67,333	12,181	145,009	31,226
Total Interest Income	6,898,257	5,251,498	13,253,844	10,365,913

Interest expense:
Interest on deposits	444,997	292,480	900,847	601,657
Interest on Fed Funds Purchased	89	28	89	28
Interest on short-term borrowings	107,930	79,784	168,134	143,579
Total Interest Expense	553,016	372,292	1,069,070	745,264
Net Interest Income	6,345,241	4,879,206	12,184,774	9,620,649

Provision for loan losses	522,323	357,533	962,844	655,533
Net interest income after provision for loan losses	5,822,918	4,521,673	11,221,930	8,965,116

Noninterest income:
Payment sponsorship fees	844,810	591,550	1,501,002	1,142,559
Mortgage banking fees and gains	199,447	262,736	382,391	421,283
Service charges on deposit accounts	79,637	77,013	142,269	147,627
Gain on securities sold	-	213,571	5,521	486,534
Other noninterest income	228,776	180,133	647,849	318,077
Total Noninterest Income	1,352,670	1,325,003	2,679,032	2,516,080

Noninterest expenses:
Salary and employee benefits	2,924,598	2,784,504	5,781,842	5,673,960
Occupancy and equipment expenses	667,228	809,075	1,424,873	1,680,270
Legal, accounting and other professional fees	295,494	217,453	528,450	528,014
Data processing and item processing services	304,718	252,822	632,512	534,814
FDIC insurance costs	101,928	86,702	166,942	164,181
Advertising and marketing related expenses	122,849	108,211	147,169	140,739
Foreclosed property expenses and OREO sales, net	21,234	96,106	38,093	170,585
Loan collection costs	36,176	13,790	70,842	34,590
Core deposit intangible amortization	197,876	155,325	433,341	348,133
Merger and acquisition related expenses	-	131,333	149,543	188,590
Other noninterest expenses	531,495	450,654	1,011,550	972,096
Total Noninterest Expenses	5,203,596	5,105,975	10,385,157	10,435,972
Income before income taxes	1,971,992	740,701	3,515,805	1,045,224
Income tax expense	746,633	291,597	1,333,638	409,721
Net income	1,225,359	449,104	2,182,167	635,503

Basic net income per common share	$0.12	$0.04	$0.21	$0.06

Diluted net income per common share	$0.11	$0.04	$0.20	$0.06

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Six Months Ended June 30, 2017 and 2016
(Unaudited)

				Accumulated
		Additional		Other	Non-
	Common	Paid-in	Retained	Comprehensive	controlling
	Stock	Capital	Earnings	Income (loss)	Interest	Total

Balance December 31, 2015	$11,062,932	$43,378,927	$12,667,070	$573,560	$-	$67,682,489

Net income	-	-	635,503	-	-	635,503
Other comprehensive income			-	(100,914)	-	(100,914)
Stock-based compensation	-	68,773	-	-	-	68,773
Issuance of restricted common stock	15,296	(15,296)	-	-		-
Issuance of common stock under stock option plan	15,000	56,250	-	-	-	71,250
Repurchase of common stock	(175,000)	(684,500)	-	-	-	(859,500)
Balance June 30, 2016	$10,918,228	$42,804,154	$13,302,573	$472,646	$-	$67,497,601

				Accumulated
		Additional		Other	Non-
	Common	Paid-in	Retained	Comprehensive	controlling
	Stock	Capital	Earnings	Income (loss)	Interest	Total

Balance December 31, 2016	$10,456,098	$40,814,285	$14,426,969	$30,383	$199,491	$65,927,226

Net income	-	-	2,182,167	-	-	2,182,167
Sale of iReverse	-	-	1	-	(199,491)	(199,490)
Other comprehensive income	-	-	-	425,221	-	425,221
Stock-based compensation	-	128,079	-	-	-	128,079
Issuance of common stock under stock option plan	170,306	631,122	-	-	-	801,428
Balance June 30, 2017	$10,626,404	$41,573,486	$16,609,137	$455,604	$-	$69,264,631

BAY BANK, FSB
CAPITAL RATIOS

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
	Actual		Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2017:
(unaudited)

Total Risk-Based Capital Ratio	$69,071	12.82%	$43,094	8.00%	$53,867	10.00%

Tier I Risk-Based Capital Ratio	$65,463	12.15%	$32,320	6.00%	$43,094	8.00%

Common Equity Tier I Capital Ratio	$65,463	12.15%	$24,240	4.50%	$35,014	6.50%

Leverage Ratio	$65,463	10.44%	$25,086	4.00%	$31,357	5.00%

As of March 31, 2017:
(unaudited)

Total Risk-Based Capital Ratio	$67,183	12.90%	$41,674	8.00%	$52,093	10.00%

Tier I Risk-Based Capital Ratio	$64,023	12.29%	$31,256	6.00%	$41,674	8.00%

Common Equity Tier I Capital Ratio	$64,023	12.29%	$23,442	4.50%	$33,860	6.50%

Leverage Ratio	$64,023	10.34%	$24,770	4.00%	$30,963	5.00%

As of December 31, 2016:

Total Risk-Based Capital Ratio	$65,883	12.87%	$40,959	8.00%	$51,199	10.00%

Tier I Risk-Based Capital Ratio	$63,057	12.32%	$30,719	6.00%	$40,959	8.00%

Common Equity Tier I Capital Ratio	$63,057	12.32%	$23,039	4.50%	$33,279	6.50%

Leverage Ratio	$63,057	10.45%	$24,133	4.00%	$30,166	5.00%

As of June 30, 2016:
(unaudited)
Total Risk-Based Capital Ratio	$68,459	16.10%	$34,010	8.00%	$42,513	10.00%

Tier I Risk-Based Capital Ratio	$66,166	15.56%	$25,508	6.00%	$34,010	8.00%

Common Equity Tier I Capital Ratio	$66,166	15.56%	$19,131	4.50%	$27,634	6.50%

Leverage Ratio	$66,166	13.99%	$18,920	4.00%	$23,650	5.00%

BAY BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended		Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,	December 31,
	2017	2017	2016	2017	2016	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Financial Data:
Assets	$645,939,566	$633,351,138	$495,604,507	$645,939,566	$495,604,507	$620,303,594
Investment securities	63,578,162	65,592,289	23,626,293	63,578,162	23,626,293	61,390,965
Loans (net of deferred fees and costs)	509,595,599	495,236,254	417,169,593	509,595,599	417,169,593	487,103,713
Allowance for loan losses	(3,608,484)	(3,159,769)	(2,292,950)	(3,608,484)	(2,292,950)	(2,823,153)
Deposits	535,921,682	525,802,482	363,174,356	535,921,682	363,174,356	526,458,394
Borrowings	35,000,000	34,000,000	60,575,000	35,000,000	60,575,000	20,000,000
Equity attributable to non-controlling interest						199,491
Equity attributable to common shareholders	69,264,631	67,281,664	67,497,601	69,264,629	67,497,601	65,727,735

Net income - Bay Bancorp	1,225,359	956,808	449,104	2,182,167	635,503	1,759,899
Net income - Non-controlling interest	-	-	-			199,491

Average Balances: (unaudited)
Assets	626,555,440	619,122,418	473,431,406	623,144,639	475,089,326	536,333,860
Investment securities	65,521,366	62,405,770	28,211,638	64,143,553	28,839,124	40,537,934
Loans (net of deferred fees and costs)	496,771,961	492,182,265	403,746,480	493,232,720	399,793,073	436,793,412
Borrowings	39,311,475	26,714,286	41,074,725	32,324,503	42,670,330	26,493,284
Deposits	515,528,700	519,350,426	361,823,111	518,325,526	361,716,579	443,144,111
Stockholders' equity	66,604,157	66,179,866	66,826,333	66,366,818	67,195,502	66,146,705

Performance Ratios:
Annualized return on average assets	0.78%	0.63%	0.38%	0.71%	0.27%	0.37%
Annualized return on average equity	7.38%	5.86%	2.70%	6.63%	1.91%	2.96%
Yield on average interest-earning assets	4.65%	4.38%	4.67%	4.52%	4.61%	4.50%
Rate on average interest-bearing liabilities	0.50%	0.48%	0.49%	0.49%	0.49%	0.50%
Net interest spread	4.14%	3.90%	4.19%	4.03%	4.12%	4.00%
Net interest margin	4.27%	4.02%	4.34%	4.16%	4.28%	4.14%

Book value per share	$6.52	$6.38	$6.18	$6.52	$6.18	$6.29
Basic net income per share	0.12	0.09	0.04	0.21	0.06	0.16
Diluted net income per share	0.11	0.09	0.04	0.20	0.06	0.16

	June 30,	March 31,	June 30,	December 31,
	2017	2017	2016	2016
Asset Quality Ratios:
Allowance for loan losses to loans	0.71%	0.64%	0.55%	0.58%
Nonperforming loans to avg. loans	2.70%	3.17%	1.86%	3.02%
Nonperforming assets to total assets	2.26%	2.54%	1.84%	2.55%
Net charge-offs annualized to avg. loans	0.06%	0.08%	0.01%	0.00%

Capital Ratios (Bay Bank, FSB):
Total risk-based capital ratio	12.82%	12.90%	16.10%	12.87%
Common equity tier 1 capital ratio	12.15%	12.29%	15.56%	12.32%
Tier 1 risk-based capital ratio	12.15%	12.29%	15.56%	12.32%
Leverage ratio	10.44%	10.34%	13.99%	10.45%

For investor inquiries contact:

Joseph J. Thomas, President and CEO
410-536-7336
jthomas@baybankmd.com
7151 Columbia Gateway Drive,
Suite A
Columbia, MD 21046

For further information contact:

Larry D. Pickett, Chief Financial Officer
lpickett@baybankmd.com
410-312-5415